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                                                               EXHIBIT 10.3

                               LICENSE AGREEMENT

         This LICENSE AGREEMENT (the "Agreement") is made as of June 28, 1996 by and between VOTAN CORPORATION, a Delaware corporation ("Votan") and MOSCOM CORPORATION, a Delaware corporation ("Moscom").

         WHEREAS, Moscom was the owner of certain technology related to voice verification and speech recognition, which technology was contributed by Moscom to the capital of Votan pursuant to that certain Plan for Subsidiary Formation by and between Moscom and Votan of even date herewith (the "Plan"), and

         WHEREAS, as a condition to the contribution of such technology to the capital of Votan, Moscom desires a license to continue selling certain products and algorithms contributed by Moscom to Votan, and Votan is willing to grant such a license to Moscom, upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises, the contribution of capital to Votan under the Plan, the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Votan and Moscom hereby agree as follows:

         1. Definitions. All capitalized terms used herein and not otherwise defined shall have the following meanings:

                  "Affiliate" of a person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person. "Control" (and, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, "control" shall mean, among other things, the direct or indirect ownership of more than 50% of its outstanding voting stock. For purposes of this Agreement, Moscom shall not be deemed an Affiliate of Votan, and Votan shall not be deemed an Affiliate of Moscom.

                  "Boards" shall mean the following products of Votan: (i) Model 2400 Telephone Interface Voice Recognition Board; (ii) Model 2450 Microphone/Speaker Interface Voice Recognition Board; (iii) Model 5400 Telephone Interface Verification Board; and (iv) Model 5450 Microphone/Speaker Interface Verification Board.

                  "Board Technology," shall mean all Technology used for or useful in connection with the Boards.

                  "Distributor" shall mean any Person that acquires products or components for the primary purpose of re-selling such product or component either to another Distributor or






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to an End-User; provided, however, that for purposes of this Agreement the term Distributor shall not include any VARs.

                  "End-User" shall mean a Person that acquires a product or component for the primary purpose of using such product or component itself.

                  "Improvements" shall have the meaning ascribed to such term in Section 2.5 hereof.
                  "Licensed Algorithms" shall mean all voice recognition, voice verification, voice processing and tone detection algorithms, in any form or medium, used to implement Votan's Model 2400, 2450, 5400 and 5450 Boards on the Effective Date.

                  "Person" shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust, limited liability company or other entity.

                  "Proprietary Rights" shall mean all patent rights, copyrights, trade secret rights, trademarks and similar rights.

                  "Specified Products" shall mean, collectively, Votan's TeleVoice (voice controlled IVR system) and the Boards.

                  "Technology" shall mean public and nonpublic technical or other information, inventions, trade secrets, know-how, processes, formulations, concepts, ideas, data and testing results, experimental methods, and any other written, printed or electronically stored materials.

                  "Third Party" shall mean any Person other than Votan, Moscom or an Affiliate of Votan or Moscom.

                  "VAR" shall mean any Person that acquires a product or component and then adds additional value thereto before re-selling such product or component; additional value may be in the form of services, modifications or enhancements, additional products or components that are added to the original product or component and/or the inclusion of the original products or components into a combined product or system.

         2.       Grant of Licenses.

                  2.1. Grant of Royalty-Free License. Subject to the terms and conditions of this Agreement, Votan hereby grants to Moscom a non-exclusive, non-transferable, worldwide, perpetual right and license under its Proprietary Rights, to develop, modify, make, have made, use and sell the Specified Products incorporating the Board Technology. The foregoing license shall be fully paid and royalty free except in respect of Boards that incorporate a Licensed Algorithm, in which case the royalties specified in either Subsection 3.1.c. or 3.1.d. hereof shall apply in respect of sales of such Boards.


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                  2.2. Grant of Royalty-Bearing License. Subject to the terms and conditions of this Agreement, Votan hereby grants to Moscom a non-exclusive, royalty-bearing, non-transferable, worldwide, perpetual right and license under its Proprietary Rights, to develop, modify, make, have made, use and sell products incorporating the Licensed Algorithms, including, but not limited to, Boards incorporating the Licensed Algorithms.

                  2.3. Cooperation. Moscom and Votan shall cooperate and shall take such steps as may be reasonably necessary so as to assure that Xilinx (or any successor thereto or distributor thereof) will sell to both Moscom and Votan, upon substantially the same terms and conditions, the hardware version of the VR chip (Xilinx Part No. IOUXC4310), or any new releases or versions of such chip.

                  2.4.     Sublicense Rights.

                  2.4.1. Subject to the terms and conditions of this Agreement, Moscom shall have the right to grant sublicenses of the rights granted under Sections 2.1 and 2.2 hereof to End-Users and Distributors of Specified Products incorporating the Board Technology and/or products incorporating the Licensed Algorithms without prior permission of Votan.

                  2.4.2. Subject to the terms and conditions of this Agreement, Moscom shall also have the right to grant sublicenses of the rights granted under Sections 2.1 and 2.2 hereof to its Affiliates, provided that in each case, the Affiliate agrees to be bound by all the terms and conditions of this Agreement, including, but not limited to, the provisions as to payment of royalties to Votan.

                  2.4.3. Subject to the terms and conditions of this Agreement, Moscom shall have the right to grant sublicenses of the rights granted under Sections 2.1 and 2.2 hereof to VARs subject to Votan's prior written consent to each such sublicense, which consent shall not be unreasonably withheld. The royalty or percentage of sublicense income to be paid by Moscom to Votan, or other financial arrangements for permissible sublicenses to VARs, shall be negotiated between the parties at the time when Votan is considering Moscom's request for its written consent to the proposed sublicense.

                  2.4.4. Moscom shall remain responsible for all of its obligations hereunder in respect of any sublicenses it grants. Moscom shall ensure that any and all VARs that are granted sublicenses in accordance with the provisions of Section 2.4.3 hereof, are subject to all the restrictions and obligations imposed upon Moscom hereunder. Moscom shall be liable for any and all violations of or non-compliances with any of Moscom's obligations hereunder by any and all sublicensees.

                  2.5.     Improvements.

                  2.5.1. Moscom and Votan shall each promptly disclose to the other any and all enhancements, substitutions, and improvements which it makes or acquires in relation to any Specified Product, Board Technology, Licensed Algorithm, Technology related to the foregoing, or derivatives thereof ("Improvements"); provided, however, that the

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foregoing shall not require either party to disclose to the other any
Improvement which it makes specifically for a Third Party and which such party is restricted from disclosing to the other party pursuant to the terms of its agreement with the Third Party.

                  2.5.2. Subject to the terms and conditions of this Agreement, Moscom hereby grants to Votan in respect of Improvements made by Moscom, and Votan hereby grants to Moscom in respect of Improvements made by Votan, a non-exclusive, non-transferable, fully paid, worldwide, perpetual right and license under their respective Proprietary Rights, to develop, modify, make, have made, use, license and sell products incorporating said Improvements.

                  2.5.3. Subject to the terms and conditions of this Agreement, each party shall have the right to grant sublicenses of the rights granted to it under Section 2.5.2 hereof to End-Users and Distributors of products incorporating the Improvements without prior permission of the other party.

                  2.5.4. Subject to the terms and conditions of this Agreement, each party shall also have the right to grant sublicenses of the rights granted to it under Section 2.5.2 hereof to its Affiliates, provided that in each case, the Affiliate agrees to be bound by all the terms and conditions of this Agreement.

                  2.5.5. Subject to the terms and conditions of this Agreement, each party shall have the right to grant sublicenses of the rights granted to it under Section 2.5.2 hereof to VARs subject to the other party's prior written consent to each such sublicense, which consent shall not be unreasonably withheld. The royalty or percentage of sublicense income to be paid by the sublicensing party to the party that developed or acquired the Improvement, or other financial arrangements for permissible sublicenses to VARs, shall be negotiated between the parties at the time when the party that developed or acquired the Improvement is considering the request for its written consent to the proposed sublicense.

                  2.5.6. Moscom shall remain responsible for all of its obligations hereunder in respect of any sublicenses it grants. Moscom shall ensure that any and all VARs that are granted sublicenses in accordance with the provisions of Section 2.4.3 hereof, are subject to all the restrictions and obligations imposed upon Moscom hereunder. Moscom shall be liable for any and all violations of or non-compliances with any of Moscom's obligations hereunder by any and all sublicensees.

         3.       Royalties.

                  3.1. In consideration of the licenses granted to Moscom by Votan hereunder, Moscom agrees to pay the following royalties to Votan in respect of sublicenses of the Licensed Algorithms by Moscom and its
Affiliates:

                  a. $50 for each copy of the Licensed Algorithms sublicensed to an End-User or Distributor;

                  b. $50 per sale of a product incorporating a Licensed
Algorithm;

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                  c. $50 for each functional port on each Board or other
computer board sold, if such board incorporates a Licensed Algorithm and is sold with application software;

                  d. $50 for each Board or other computer board sold, if such board incorporates a Licensed Algorithm but is not sold with application software.

                  3.2. In no event shall a single sale give rise to the payment of a royalty pursuant to more than one subsection of Section 3.1 of this Agreement. For example, if a product is a board with a single port, the aggregate royalty shall be $50; and if a product is a board with multiple ports, the aggregate royalty shall be $50 per functional port, with no incremental royalty for the Licensed Algorithms. In addition, only one royalty payment shall be due hereunder, regardless of the number of patents held by Votan which cover aspects of the product sold.

                  3.3. In the event that while this Agreement is in effect Votan enters into an agreement with a Third Party for less consideration and/or a lower royalty rate, then Moscom may within sixty (60) days of receiving written notice of such agreement, elect to substitute the provisions providing consideration to Votan under such Third Party agreement for Section
3.1 of this Agreement; provided, however, that (i) any consideration previously provided to Votan hereunder shall be non-refundable and non-creditable, and (ii) if the Third Party agreement is for a particular country or territory, the substituted payment and royalty arrangements shall only apply to Moscom's, and its affiliates' and sublicensees' sales in such territory or country. Votan agrees to provide Moscom, within sixty (60) days after the close of any agreement with a Third Party, with written notice of the material terms of such agreement.

                  3.4. All Royalties due under this Agreement shall be paid by Moscom to Votan on a quarterly basis, within forty five (45) days following the end of each calendar quarter and shall be based on Moscom's and its Affiliates' receipts for such prior calendar quarter. All monies shall be payable in United States funds. Payments shall be accompanied by a written report showing the calculation of the royalty due for the prior calendar quarter, such report to be certified by a responsible officer of Moscom.

                  3.5. Late payments will bear interest at the rate of 11/2% per month to cover Votan's costs of collections as well as interest, or, if lower, the maximum rate allowed by law.

                  3.6. Moscom and its Affiliates shall keep full, accurate and complete books of account and records of their respective marketing and sublicensing and other activities respecting products sold hereunder to enable the determination and verification of the payments of royalties and other obligations of Moscom hereunder. Such records shall, upon five (5) business days' prior written notice to Moscom, be subject to inspection at all reasonable times during usual business hours by Votan or its accountants; provided that Moscom will bear any such expense if the review or audit shows an underpayment of more

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than 5% for the applicable period and furthermore Moscom shall remit to Votan the amount of any underpayment and interest thereon calculated at the rates set forth in Section 3.5, calculated from the dates that the relevant payments should have been made. Any bona fide dispute that may arise between Moscom and Votan under this Section 3.6 shall be resolved in accordance with Section 9.7 hereof.

         4.       Term and Termination.

                  4.1. Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect indefinitely, unless terminated earlier as provided in Section 4.2 hereof.

                  4.2.     Early Termination.

                  4.2.1. Early Termination by Votan. Votan shall have the right to terminate this Agreement upon written notice of termination to Moscom in the event that:

                                    a. At any time, Moscom, its Affiliates or
                  permitted sublicensees fail to perform or observe or otherwise breach any of Moscom's material obligations under this Agreement or any sublicense granted hereunder, and such failure or breach continues unremedied for a period of sixty
                  (60) days after receipt by Moscom of written notice thereof from Votan or, in the event that such failure or breach is not capable of cure within sixty days, for such longer period of time as Moscom is vigorously pursuing such cure in good faith;

                                    b. Moscom shall either (i) seek the
                  liquidation, reorganization, dissolution or winding-up of itself or the composition or readjustment of its debts, (ii) apply for or consent to the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its assets,
                  (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the bankruptcy code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or (vi) adopt any resolution of its board of directors or stockholders for the purpose of effecting any of the foregoing.

                  4.2.2. Early Termination by Moscom. Moscom shall have the right to terminate this Agreement, with or without cause, at any time on thirty (30) days prior written notice to Votan.

                  4.3.     Effects of Termination.

                  4.3.1 Termination by Either Party Subject to Section 4.3.2 hereof, if either party terminates this Agreement pursuant to Section 4.2. hereof:

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                  a. the licenses and the rights to grant sublicenses granted under Section 2 of this Agreement shall terminate except to the extent necessary to allow (i) Moscom to sell its existing inventory of Specified Products and products incorporating the Licensed Algorithms or Votan Improvements, and (ii) Votan to sell its existing inventory of products incorporating Moscom Improvements; provided that Moscom pays all royalties that would otherwise have been due in respect of the sale of its inventory had this Agreement continued in full force and effect;

                  b. all rights to the Board Technology, Licensed Algorithms and Improvements licensed by Votan to Moscom hereunder shall revert solely to Votan and all rights to Moscom's Improvements licensed by Moscom to Votan hereunder shall revert to solely to Moscom;

                  c. any sublicense to End-Users or Distributors previously granted shall survive such termination;

                  d. any sublicense of Moscom's rights hereunder that has been granted to an Affiliate or a VAR with Votan's consent, may be terminated or maintained directly between Votan and the Affiliate or the VAR, as Votan shall elect in its sole discretion;

                  e. any sublicense of Votan's rights to Moscom Improvements that has been granted to an Affiliate of Votan or to a VAR with Moscom's consent, may be terminated or maintained directly between Moscom and the Affiliate or VAR, as Moscom shall elect in its sole discretion;

                  f. each party's obligations, liability and indemnities hereunder in respect of products previously sold by such party, its Affiliates or permitted sublicensees shall survive termination.
                4.3.2 Termination by Moscom for Votan's Breach

                  If Moscom terminates this Agreement because of a material breach by Votan of Votan's obligations hereunder, Moscom's licenses under (i) Sections 2.1, 2.2 and 2.4, and (ii) Section 2.5.2 in respect of then existing Improvements made or acquired by Votan, shall survive such termination and shall remain in full force and effect. In addition, such licenses shall be deemed fully paid and Moscom shall not be obligated to pay further royalties in respect thereto.
                  4.3.3 Continuing Obligation to Make Payments. Notwithstanding anything contained herein to the contrary, upon termination of this Agreement, the obligation to pay any amounts payable by each party to the other party which accrued prior to such termination shall survive.

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                  5. Undertaking of Votan. Votan hereby undertakes to use its reasonable commercial efforts to complete, at the earliest practicable date, the in-progress development projects for the enhancement or modification of the Licensed Algorithms, as specified on Schedule A attached hereto.

         6.       Confidentiality

                  6.1. Moscom and Votan each agrees that all Technology, Improvements and other technical, business, and financial information it obtains from the other party is the confidential property of the disclosing party ("Proprietary Information" of the disclosing party). Except as expressly allowed herein, each party will hold the Proprietary Information of the other party in confidence and shall not use or disclose such Proprietary Information and shall similarly bind its employees in writing. However, the foregoing confidentiality obligation shall not apply to information which the receiving party can document:

                  a. is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents;

                  b. is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information;

                  c. was rightfully in the possession of the receiving party without restriction prior to its disclosure by the other party; or

                  d. was independently developed by employees or consultants of the receiving party without access to the Proprietary Information of the other party.

                  6.2. Moscom and Votan each agrees that there is no adequate remedy at law for a breach of Section 6.1 above and that such a breach would irreparably harm the other and that the other party is entitled to equitable relief (including, without limitations, injunctions) with respect to any such breach or potential breach, in addition to any other remedies.

         7.       Representations, Warranties and Indemnities.

                  7.1. Votan represents and warrants to Moscom that it is the legal and equitable owner of the Board Technology and the Licensed Algorithms, and has the full power and authority to enter into this Agreement and grant all licenses granted to Moscom hereunder in respect of the Board Technology and the Licensed Algorithms.

                  7.2. Moscom represents and warrants to Votan that it has full power and authority to enter into this Agreement and will carry on its obligations hereunder promptly and in good faith.

                  7.3. Moscom and Votan each warrants to the other that it shall have adequate rights and authority to license to the other any and all Improvements described in Section 2.5 that it makes or acquires.

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                  7.4.     EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 7.1. AND 7.3
HEREOF, VOTAN MAKES NO WARRANTY WITH RESPECT TO ANY
TECHNOLOGY, BOARD TECHNOLOGY, LICENSED ALGORITHM, IMPROVEMENT,
SPECIFIED PRODUCT, OR OTHER PRODUCT, SERVICE, RIGHT OR OTHER
SUBJECT MATTER OF THIS AGREEMENT, AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

                  7.5. Moscom and Votan shall each (the "Indemnifying Party") indemnify the other (the "Indemnified Party") from awarded damages, settlements, costs, (including but not limited to reasonable fees and disbursements of counsel incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between an Indemnified Party and any third party or otherwise) and other out-of-pocket expenses incurred in connection with a claim against the Indemnified Party based on or relating to (i) any action or omission of the Indemnifying Party or its agents or employees related to the obligations of the Indemnifying Party under this Agreement, (ii) any breach by the Indemnifying Party of its representations and warranties hereunder, or (iii) in the case of Moscom as the Indemnifying Party, any Specified Product or other product incorporating a Licensed Algorithm sold by either Moscom, its Affiliates or their permitted sublicensees; provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or willful action or inaction of the Indemnified Party, or (ii) if the Indemnified Party fails to give the Indemnifying Party prompt notice of any claim it receives and such failure materially prejudices the Indemnifying party, or (iii) solely to the extent of the indemnification for reasonable legal fees and disbursements of counsel of the Indemnified Party, unless the Indemnifying Party is given the opportunity to control defense of such action, or (iv) unless the Indemnifying Party is given the opportunity to approve any settlement, which approval shall not be unreasonably withheld; and provided further that, except in the event of a material conflict of interest, the Indemnifying Party shall not be liable for separate attorney's fees of the Indemnified Party after assuming control of the defense or settlement.

         8. INCIDENTAL AND CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH
RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

         9.       General

                  9.1. In the event that any provision of this Agreement shall be rendered invalid or otherwise unenforceable by any competent or judicial government authority, such invalidity or unenforceability shall not effect the validity or enforceability of any other provision of this Agreement and the invalid provision shall be deemed amended to the fullest extent allowable by applicable law to effect the purposes of said provision.

                  9.2. Votan and Moscom shall each be excused for any failure or delay in performing any of their respective obligations under this Agreement, if such delay or failure

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is caused by any act of God, any accident, explosion, fire, storm, riot, embargo, war, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

                  9.3. Moscom and Votan each hereby agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to knowingly export, or allow the export or re-export of any Specified Product, Board Technology, Licensed Algorithms, Technology relating to the foregoing, Improvement, or any derivatives thereof in violation of any such restrictions, laws or regulations, or, without all required licenses and authorizations, to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations).

                  9.4. This Agreement and the Plan set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior understandings, discussions and negotiations between them. Neither of the parties shall be bound by any conditions, modifications, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided for herein unless set forth in writing and signed by a proper and duly authorized representative of the parties to be bound thereby.

                  9.5. All notices in connection with this Agreement shall be in writing and shall be sent to the address given below or to such other address or telecopy number as the parties may hereafter specify and shall be deemed given (a) when delivered by hand to the party, or (b) when telecopied (and confirmed orally or in writing), or (c) three days after mailing by prepaid first-class mail:

                  If to Moscom:     Moscom Corporation
                                            3750 Monroe Avenue
                                            Pittsford, New York 14534
                                            Attn:  Corporate Counsel
                                            Telephone:        (716) 381-6000
                                            Telecopy:         (716) 383-6858

                  If to Votan:              Votan Corporation
                                            7020 Koll Center Parkway No. 142
                                            Pleasanton, California 94566
                                            Attn:  President
                                            Telephone:        (510) 426-5600
                                            Telecopy:         (510) _________

                  9.6. This Agreement shall be considered as having been entered into in the State of New York and shall be construed and interpreted in accordance with the laws of the State of New York.


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                  9.7.     Dispute Resolution.

                  9.7.1. In the event that any dispute arises between Moscom and Votan in connection with this Agreement, the representatives of each party responsible for the subject matter of such dispute shall use good faith efforts to resolve such dispute promptly. In the event that such dispute cannot be resolved by the parties' representatives, the matter shall be submitted to the parties' respective Chief Executive Officers ("CEOs") for resolution. In the event that the CEOs cannot reach resolution of the issue (an "Unresolved Dispute"), then the matter shall be settled by binding arbitration in accordance with the provisions of Section 9.7.2. hereof.

                  9.7.2. Any Unresolved Dispute, after the completion of the steps set forth above, shall be settled at the election of either party, by final and binding independent arbitration. All arbitrations pursuant to this Agreement shall be conducted before the American Arbitration Association ("AAA") in New York, New York, U.S.A., and shall be carried out in accordance with the Commercial Arbitration Rules of the AAA then in effect (the "Rules") and the provisions of this Agreement. Unless the parties agree otherwise, all arbitrations pursuant to this Agreement shall also be carried out in accordance with the AAA's Supplementary Procedures For Large, Complex Disputes then in effect (the "Supplementary Procedures"). In the event of a conflict between the Rules or Supplementary Procedures of the AAA and the provisions of this Section 9.7.2, the provisions of this Section 9.7.2 shall govern. Moscom and Votan shall each select one arbitrator and a third arbitrator will be selected unanimously by the two arbitrators selected by Moscom and Votan. If the two arbitrators selected by Moscom and Votan are unable to select the third arbitrator within ten (10) days of the appointment of the two arbitrators, the parties consent to the selection of the third arbitrator by the AAA administrator.

                  9.8. No waiver by either party, whether expressed or implied, of any provision of this Agreement, or of any breach or default, shall constitute a continuing waiver of such provision or of any other provision of this Agreement.

                  9.9. This Agreement and the rights and obligations of the parties under this Agreement may only be assigned or transferred with the prior written consent of the other party, except with respect to assignments to an acquiror of all or substantially all the assets, business or stock of a party.

                  9.10. Each of Moscom and Votan hereby agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and to do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under this Agreement.


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                  9.11. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Moscom, Votan and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                                        MOSCOM CORPORATION


                                        By: /s/ Albert J. Montevecchio
                                        Name: Albert J. Montevecchio
                                        Title: President


                                        VOTAN CORPORATION


                                        By: /s/ John A. White
                                        Name: John A. White
                                        Title: President


                                    - 12 -







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                                  SCHEDULE A


               DEVELOPMENT PROJECTS FOR THE LICENSED ALGORITHMS